Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES TRANSITION OF THE CHAIRMAN OF THE BOARD

President & Chief Executive Officer Cary Dunston To Add Title of Chairman

WINCHESTER, VA. (May 26, 2017) - American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that Mr. Kent Guichard, Chairman of the Board, has declined to seek re-election to the Company’s Board of Directors at the next annual shareholders meeting. Mr. Cary Dunston, President and Chief Executive Officer, will assume the additional role of Chairman of the Board subsequent to the Company’s 2017 shareholders meeting to be held on August 24, 2017.

Commenting on Mr. Dunston’s new responsibilities, Mr. Guichard stated “Cary’s assumption of the additional role of Chairman completes the leadership transition process we began in 2012. Over the past five years, Cary has taken on each new responsibility and has produced outstanding results benefitting all our stakeholders. Most importantly, he has assembled a talented team that shares our core values to take the Company into the future. I look forward to their continued success.”

Commenting on Mr. Guichard’s decision to step down from the Company’s board, Mr. Dunston stated, “Kent has a 24 year history with the company and will forever be part of the core foundation that has made American Woodmark what it is today. Although I only had the privilege of sharing 11 of the 24 years, Kent has had a lasting impact on me, both personally and professionally. I greatly appreciate the ongoing confidence that Kent and the board have placed in me to continue the success under Kent’s leadership.”

Mr. Dunston joined the Company in 2006 as Senior Vice President of Manufacturing and Supply Chain Services. In September 2012, he was promoted to Executive Vice President of Operations; in August 2013 to Executive Vice President and Chief Operating Officer; and in August 2014 to President and Chief Operating Officer, as well as elected to the Board of Directors. In August 2015, he was promoted to President and Chief Executive Officer.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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